Exhibit 99.1

NEWS	EMRISE
CORPORATION
2530 Meridian Parkway
Durham, NC 27713
(408) 200-3040 (408) 550-8340
www.emrise.com
CONTACT:	Allen & Caron Inc
Brandi Festa	Rene Caron (investors) Len Hall (media)
Director Finance and Administration	(949) 474-4300
bfesta@emrise.com	rene@allencaron.com
len@allencaron.com

EMRISE ANNOUNCES IMPROVED 2011 THIRD QUARTER,
NINE-MONTH FINANCIAL RESULTS

Major Reduction in Loss from Continuing Operations;
Year-Over-Year Net Sales Up 16% and 13%, Respectively
DURHAM, NC - November 14, 2011 - EMRISE CORPORATION (OTCBB: EMRI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced financial results for its third quarter and nine months ended September 30, 2011. Revenues for this year's third quarter increased 16 percent from the third quarter of 2010 and 30 percent from the second quarter of 2011. The Company also significantly reduced its loss from continuing operations for the 2011 third quarter, which reflected a $1.3 million, or 96 percent, year-over-year improvement from the sizeable loss reported in the 2010 third quarter.
Overall net sales in the 2011 third quarter were $9.1 million, an increase of $1.3 million from net sales from continuing operations of $7.8 million in the third quarter of 2010 and up $2.1 million from net sales of $7.0 million in the second quarter of 2011, reflecting higher sales volumes in the Company's electronic devices business segment. Net sales for the first nine months of 2011 increased 13 percent to $24.1 million, from $21.4 million in the first nine months of 2010.
EMRISE Chairman and Chief Executive Officer Carmine T. Oliva said, “This year's third quarter was a pivotal quarter for the Company. We are very encouraged by the progress we made in the third quarter, especially since, as previously disclosed, we expected to report a loss for the quarter due to the late second quarter cancellation of a $1.2 million order that was expected to ship in the third quarter. I am pleased to report that our focus on shipping our backlog, new revenue orders and the effective actions taken at each of our operating units as part of our announced plan to minimize the impact of the cancellation were key to our reporting a significantly reduced loss from continuing operations.”
Loss from continuing operations in the third quarter of 2011 was $53,000, compared to a loss from continuing operations of $1.4 million in the third quarter of 2010. In the second quarter of 2011, loss from continuing operations was $1.2 million. Loss from continuing operations for the first nine months of 2011 was $2.2 million compared to $4.3 million in the first nine months of 2010.
Net income for the third quarter of 2011, including $67,000 (net of tax) income from discontinued operations, was $14,000, which rounds to $0.00 per basic and diluted share, compared to a net loss in the 2010 third quarter of $1.1 million, or $0.11 loss per basic and diluted share. The third quarter of 2010 included income from discontinued operations of $0.3 million (net of tax). Net loss in the first nine months of 2011, including $0.4 million (net of tax) income from discontinued operations, was $1.8 million, or $0.17 loss per basic and diluted share. Net loss in the first nine months of 2010 was $2.9 million, or $0.28 loss per basic and diluted share, which included income from discontinued operations of $1.5 million (net of tax).

Exhibit 99.1

“With our significantly improved performance in this year's third quarter, which essentially produced a breakeven quarter, and our strong backlog, we believe that the increased level of revenue we expect in the 2011 fourth quarter will allow us to meet our announced goal of profitability for the fourth quarter and to achieve our previously announced guidance of $33 million to $35 million in revenue for 2011,” Oliva added.
Even though EMRISE shipped $9.1 million in revenue in this year's third quarter, with $6.3 million of new orders booked in the quarter, the backlog at the end of the quarter remained strong at $27.0 million, which management believes positions the Company for continued revenue growth.
During the 2011 third quarter, EMRISE secured a number of new contracts and Oliva noted that management is encouraged by the future potential of its military and In-flight Entertainment and Connectivity (IFE&C) businesses. The Company was awarded new development contracts for several military programs, and there are favorable trends in single-aisle aircraft production from both Boeing and Airbus that management believes could benefit future sales in the IFE&C market. The Company also increased its penetration of the utilities market in the United Kingdom and is beginning to see new strength in its business in North Africa and the Middle East.
Additional Analysis of 2011 Third Quarter and Nine-Month Results
Net sales of electronic devices in the 2011 third quarter increased 35 percent to $5.8 million, up from $4.3 million in the third quarter of 2010, as planned shipments commenced of the Company's significant backlog of orders of IFE&C products and, to a lesser extent, its Radio Frequency (RF) devices.
Net sales of communications equipment decreased 7 percent to $3.3 million in the third quarter of 2011 from $3.5 million in the third quarter of 2010 due to lower sales volumes in EMRISE's U.S. communications equipment subsidiary as the result of a decline in infrastructure spending in the U.S. and fewer shipments to the U.S. Federal Aviation Administration (FAA). An increase in net sales of network access products at the Company's French business unit partially offset these lower sales volumes in the U.S.
Sales of network access communications products are showing renewed strength in Europe, which is helping to offset weakness in the Company's timing and synchronization business and a decline in sales of its older legacy communications products in the U.S. Budgetary constraints at the FAA have negatively impacted the Company's shipments to the FAA, which is contributing to weakness in both its test instruments business and timing and synchronization business.
Net sales of electronic devices for the first nine months of 2011 increased 19 percent to $15.1 million, up from $12.7 million in the first nine months of 2010 due, in part, to higher sales volume in the second and third quarters of this year. Net sales of communications equipment in the first nine months of this year increased 3 percent to $8.9 million, up from $8.7 million, as a result of increased sales in the first and third quarter of 2011 at the Company's French subsidiary, partially offset by a decrease in sales at its U.S. subsidiary.
Overall gross profit, as a percentage of sales (“gross margin”), was 30 percent in the third quarter of 2011 and 2010. Gross margin for the first nine months of 2011 was 28 percent compared to 29 percent for the same period of 2010. This slight decrease was the result of lower sales volumes and product mix in the first half of 2011.
Operating expenses for the third quarter of 2011 were $2.6 million, which was a substantial improvement from the $3.8 million in operating expenses in the same period in 2010. Operating expenses in the third quarter of 2010 included a non-recurring charge of $0.9 million associated with employee transaction costs and approximately $0.3 million of selling, general and administrative ("SG&A") expenses associated with transaction activities that were in excess of the costs we would have normally incurred if we had not been engaged in such transaction activities.
The Company experienced a similar improvement in operating expenses for the first nine months of 2011, which amounted to $8.6 million compared to $9.8 million in the first nine months of 2010. The 2010 nine-month period included the $0.9 million non-recurring charge and approximately $0.5 million in SG&A costs associated with transaction activities.
Loss from continuing operations in the third quarter of 2011 was $53,000, compared to a loss from continuing operations of $1.4 million in the third quarter of 2010. The improvement in loss from continuing operations in the quarter, compared to the third quarter of 2010, was due to the increase in sales and related gross profit, reduction of operating expenses discussed above, reduced interest expense of $0.2 million and the absence of $0.2 million of

Exhibit 99.1

expense associated with warrant fair value adjustments in 2010 for warrants that were repurchased by the Company in August 2010, partially offset by a $0.5 million gain on extinguishment of debt recorded in 2010.
Loss from continuing operations for the first nine months of 2011 was $2.2 million compared to $4.3 million in the first nine months of 2010, which reflected the increase in sales and related gross profit, reduced operating expenses discussed above, reduced interest expense of $1.6 million, offset by the absence of a $0.5 million gain on extinguishment of debt recorded in 2010.
Net income for the third quarter of 2011 was $14,000, which rounds to $0.00 per basic and diluted share. Net loss in the third quarter of 2010 was $1.1 million, or $0.11 loss per basic and diluted share. Net income in the third quarter of 2011 included income from discontinued operations of $67,000, net of tax, compared to income from discontinued operations of $0.3 million, net of tax, in the third quarter of 2010.
Net loss in the first nine months of 2011 was $1.8 million, or $0.17 loss per basic and diluted share, compared to a net loss in the first nine months of 2010 of $2.9 million, or $0.28 loss per basic and diluted share, which included income from discontinued operations of $1.5 million, net of tax. Income from discontinued operations in the first nine months of 2011 was $0.4 million, net of tax.
Backlog was $27.0 million as of September 30, 2011, consistent with the $27.1 million on December 31, 2010 and up 45 percent from $18.6 million as of September 30, 2010. The increase in backlog is primarily due to the increase of orders at the Company's electronic devices business segment. Backlog decreased in the third quarter of 2011 from the second quarter of 2011 by approximately 13 percent as shipment of existing orders increased during the third quarter of 2011. Management believes that a significant portion of the current backlog will be shipped within the next 12 months.
As of September 30, 2011, EMRISE's cash and equivalents totaled $1.5 million as compared to $3.7 million at December 31, 2010. The decline in cash was due in large part to the Company increasing inventories in 2011 in preparation for increased shipments in the second half of this year. At September 30, 2011, the Company owed approximately $6.9 million in total debt compared to $4.7 million at December 31, 2010, which was primarily due to increases in borrowings on subsidiary financing arrangements to support higher shipment levels and a new loan for the Company's UK subsidiary of equivalent U.S. dollars of $1.2 million. Total debt at the end of the third quarter of 2011 included $1.5 million in borrowings on financing arrangements, $2.3 million in term loans, $2.8 million in notes payable to former ACC shareholders, and $0.3 million in capital lease obligations. Working capital at September 30, 2011 was $7.8 million.
Adjusted EBITDA in this year's third quarter was $0.2 million compared to Adjusted EBITDA loss of $0.9 million in last year's third quarter. The improvement in Adjusted EBITDA over the prior year quarter was primarily due to the absence of the $0.9 million of employee transaction costs in the third quarter of 2011 that occurred in the third quarter of 2010. The Adjusted EBITDA loss in the first nine months of 2011 improved to $1.5 million compared to $2.7 million in the first nine months of 2010.
Non-GAAP Financial Measures - Reconciliation of Non-GAAP Measures
This news release includes non-GAAP financial measures, as defined by SEC Regulation G, which management believes provide a meaningful trend of operating performance, and measure of liquidity and the Company's ability to service debt. The non-GAAP measure included in this news release is Adjusted EBITDA. EMRISE defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, asset impairments charges, and net other income, less net gain or loss on discontinued operations. A reconciliation between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this news release.
Conference Call and Webcast
A conference call with EMRISE management is scheduled for 11:30 a.m. EST (8:30 a.m. PST) on Monday, November 14, 2011 to discuss the Company's unaudited financial results for its third quarter and nine months ended September 30, 2011. To join the call, dial toll-free (877) 941-4775 five minutes prior to the scheduled start time. For callers outside the United States, dial +1 (480) 629-9761.  A live webcast of the call may also be accessed at www.emrise.com; the Events page at http://viavid.net; or on the EMRISE client page at www.allencaron.com. An archived replay of the webcast will be available shortly after the call through the same web links listed above for 90 days from the date of the conference call.

Exhibit 99.1

About EMRISE Corporation
EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company's Communications Equipment business segment. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and connectivity systems is a primary growth driver for the Company's Electronic Devices business segment. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France. EMRISE is a publicly traded company whose common stock trades on the OTCBB under the symbol EMRI. For more information go to www.emrise.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, certain matters discussed in this press release, including our ability to achieve continued revenue growth; our ability to achieve profitability in the fourth quarter or any future period; our ability to increase market share in the IFE&C market and UK military market; our ability to strengthen our business in North Africa and the Middle East; and our ability to meet revenue goals for the year and other future-oriented matters are all forward looking statements within the meaning of the Private Securities Litigation Reform Act. The actual future results of EMRISE could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, failure to meet working capital needs that causes supply interruptions or delays in shipments to customers; cost reductions that do not result in the anticipated level of cost savings or cost reductions that need to be reversed to meet operating needs; whether we can maintain our cost management activities; whether we can meet our debt obligations; whether the global economic recession will have a further or deeper negative impact on the Company's customers, vendors or suppliers that has a negative impact on the Company's ability to ship backlog, increase sales, book new orders at the same price and size or meet its sales forecasts; inability to develop new products or grow sales; unexpected costs, cost increases or lack of expected savings that affect the future profitability of EMRISE; inability to support the required development of new or existing products; unexpected delays, or additional delays as may be experienced by EMRISE customers, vendors or other circumstances which prevent timely shipment of current or future orders as expected. The Company also refers you to those factors contained in the "Risk Factors" Section of EMRISE's Annual Report on Form 10-K for the year ended December 31, 2010, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.

TABLES FOLLOW

Exhibit 99.1

EMRISE CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$9,065	$7,790	$24,054	$21,356
Cost of sales	6,355	5,472	17,308	15,146
Gross profit	2,710	2,318	6,746	6,210
Operating expenses:
Selling, general and administrative	2,221	2,491	7,384	7,591
Engineering and product development	374	458	1,246	1,382
Employee transaction costs	—	872	—	872
Total operating expenses	2,595	3,821	8,630	9,845
Income (loss) from operations	115	(1,503)	(1,884)	(3,635)
Other income (expense):
Interest income	10	36	34	83
Interest expense	(99)	(303)	(268)	(1,873)
Other, net	(25)	(285)	(82)	6
Gain on extinguishment of debt	—	450	—	450
Total other expense, net	(114)	(102)	(316)	(1,334)
Income (loss) before income taxes	1	(1,605)	(2,200)	(4,969)
Income tax expense (benefit)	54	(208)	(4)	(647)
Loss from continuing operations	(53)	(1,397)	(2,196)	(4,322)
Discontinued operations:
Income from discontinued operations	110	338	526	2,225
Tax provision on discontinued operations	43	48	154	757
Income from discontinued operations	67	290	372	1,468
Net income (loss)	$14	$(1,107)	$(1,824)	$(2,854)
Weighted average shares outstanding
Basic	10,668	10,319	10,667	10,256
Diluted	10,668	10,319	10,667	10,256
Earnings (loss) per share:
Basic
Continuing operations	$—	$(0.14)	$(0.21)	$(0.42)
Discontinued operations	$0.01	$0.03	$0.03	$0.14
Net income (loss)	$—	$(0.11)	$(0.17)	$(0.28)
Diluted
Continuing operations	$—	$(0.14)	$(0.21)	$(0.42)
Discontinued operations	$0.01	$0.03	$0.03	$0.14
Net income (loss)	$—	$(0.11)	$(0.17)	$(0.28)

Exhibit 99.1

EMRISE CORPORATION
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,498	$3,742
Accounts receivable, net of allowances for doubtful accounts	7,272	5,573
Inventories	9,325	7,568
Current deferred tax assets	27	36
Prepaid and other current assets	597	1,336
Total current assets	18,719	18,255
Property, plant and equipment, net	867	863
Goodwill	5,006	4,931
Intangible assets other than goodwill, net	871	973
Deferred tax assets	261	259
Restricted cash	390	—
Other assets	90	208
Total assets	$26,204	$25,489
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,440	$3,168
Accrued expenses	3,101	3,777
Lines of credit	1,536	411
Current portion of long-term debt	1,447	172
Income taxes payable	129	82
Other current liabilities	261	752
Total current liabilities	10,914	8,362
Long-term debt	3,929	4,092
Deferred income taxes	141	141
Other liabilities	729	874
Total liabilities	15,713	13,469
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares no shares issued and oustanding	—	—
Common stock, $0.0033 par value. Authorized 75,000,000 shares; 10,675,337 and 10,667,337 issued and outstanding at June 30, 2011 and December 31, 2010, respectively	128	128
Additional paid-in capital	44,153	44,068
Accumulated deficit	(31,831)	(30,007)
Accumulated other comprehensive loss	(1,959)	(2,169)
Total stockholders’ equity	10,491	12,020
Total liabilities and stockholders’ equity	$26,204	$25,489

Exhibit 99.1

Reconciliation of Adjusted EBITDA to Net Loss
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net income (loss) as reported	$14	$(1,107)	$(1,824)	$(2,854)

Additions:
Depreciation and amortization	93	114	298	341
Stock based compensation	20	34	85	107
Interest expense, net	89	267	234	1,790
Other, net	25	285	82	(6)
Income tax expense (benefit)	54	(208)	(4)	(647)

Subtractions:
Income from discontinued operations	67	290	372	1,468
Adjusted EBITDA	$228	$(905)	$(1,501)	$(2,737)

Use of Non-GAAP Financial Measures
In evaluating its business, EMRISE considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net income or loss on discontinued operations. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.